Exhibit 5.1

November 21, 2022

Artemis Therapeutics, Inc.
3 Eliezer Vardinon Street
Petach Tikva, Israel, 4959507

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Artemis Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed resale from time to time by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of up to 16,232,246 shares of Common Stock, par value $0.01 per share (the “Shares”).

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company; (iii) the amended and restated certificate of incorporation of the Company, as amended to date; (iv) the bylaws of the Company, as amended to date; and (v) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.  Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

The opinions rendered herein are limited to the General Corporation Law statute of the State of Delaware and the federal laws of the United States.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares have been validly issued, fully paid and are nonassessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP